EMPLOYMENT AGREEMENT

TENGASCO, INC.

10215 Technology Drive, Suite 301

Knoxville, TN 37932

December 10, 2007

Mr. Charles Patrick Mclnturff

7702
Meadowglen Lane
Houston, TX 77063

Dear Pat:

        This Employment Agreement (this “Agreement”) governs the terms of your employment with Tengasco, Inc. (the “Company”).

        Accordingly, we agree as follows:

1.     Duties. Subject to the terms and conditions set forth in this Agreement, effective as of the date of this Agreement, the Company agrees to employ you as Vice President of the Company, and you agree to be so employed by the Company. You agree to: (a) perfonn faithfitlly the duties assigned to you by the Company’s Board of Directors or Chief Executive Officer, or its or his designee; (b) devote all of your business time, attention and energies to the Company’s business and the business of any entity that currently exists or is hereafter formed that, directly or indirectly through one or more intermediaries, controls or is controlled by or under common control with the Company (each such entity, an “Affiliate”); and (c) promote the best interests of the Company and its Affiliates (and you shall not knowingly, either during or outside of such business time, directly or indirectly, engage in any activity that a reasonable person would consider contrary to such best interests). You will be subject to all laws, rules, regulations and policies as are from time to time applicable to employees of the Company.

2.     Term. Except as otherwise provided in this Agreement, the term of your employment with the Company under this Agreement shall commence on December 1, 2007 and end on November 31, 2009 or on such later date as is provided in the next sentence (the “Term”). On the second anniversary of the date of this Agreement, and on each subsequent anniversary of the date of this Agreement thereafter, the Term shall be extended for one additional year if and only if the Company shall have given you written notice of the extension thereof not less than 30 days prior to such anniversary.

3.     Compensation.

(a)     Salary. As compensation for the services provided to the Company by you pursuant to Section 1, during the Term, the Company shall pay you an annual salary in the amount of $185,000 per year (the “Annual Salary”).

(b)     Bonus. You will be eligible to receive a bonus based on your performance and the performance of the Company’s business and determined by the Board of Directors, in its discretion, based on the recommendation of the Chief Executive Officer, although no such bonus (a)

is guaranteed. The Company will communicate to you the criteria on which your bonus eligibility will be based, which criteria may be quantitative, qualitative or a combination of both. Should you and the Company achieve the targets set by the Board of Directors for any year, it is expected that your bonus would be equal to 50% of your salary. Any bonus will be paid within 45 days of the receipt by the Board of Directors of audited financial statements of the Company for the fiscal year in which the bonus was earned.

(c)     Options and/or Restricted Stock. You will be eligible to receive grants of options to purchase and/or restricted Common Stock of the Company, in the sole discretion of Board of Directors. As an inducement to enter into this employment arrangement, you will receive an initial grant of 400,000 shares of the Company’s common stock, I/5th of which shall vest immediately, with the remainder vesting in equal increments over four years. The terms and conditions of such option grants shall be governed by the Stock Option Agreement attached as Annex A. In the event of any conflict between the terms of the Stock Option Agreement and this Agreement, the Stock Option Agreement shall prevail.

(d)     Withholding of Taxes, Etc. Any payments to you pursuant to the terms of this Agreement shall be reduced by such amounts as are required to be withheld with respect thereto under all present and future federal, state and local tax laws and regulations and other laws and regulations.

(e)     Payments, Generally. All payments to you under this Agreement will be made in accordance with the Company’s standard payroll policies. You agree that any compensation paid to you after termination of your employment with the Company shall only be paid upon execution by you of a release in favor of the Company in form and substance satisfactory to you and to the Company.

      4. Benefits(.), Expense Reimbursement.

(a)

During the Term, you shall participate in the Company’s 401(k) plan, any vacation, group insurance, accident, sickness and hospitalization insurance, and any other employee benefit plans of the Company in effect during the Tenn and generally available to all of the Company’s similarly situated employees.

(b)

You shall have the right to reimbursement, upon proper documentation, of reasonable expenses and disbursements incurred by you in the course of the performance of your duties under this Agreement in accordance with the Company’s policies and procedures for the reimbursement of such expenses. You agree that any improper expenses or disbursements may be offset against amounts paid by the Company to you under this Agreement.

i.	(c)

ii.

Employee shall also be entitled to a vehicle to be provided to him by the Company for Employee’s unlimited use, that being a Jeep Grand Cherokee Limited or other similar vehicle acceptable to Employee. Employer shall be responsible for paying for liability, property damage and comprehensive insurance and for the lease or purchase, operation, maintenance, repair and regular replacement of said vehicle at such interval as may be determined by Company

5. Employment Termination.

(a)     At any time during the Term, the Company shall have the right to terminate this Agreement and your employment with the Company by giving you written notice thereof. (b) If this Agreement and your employment with the Company is terminated by you or by the Company for any reason (other than (i) by you in the absence of any material breach of any duty owed by the Company to you hereunder or (ii) by the Company following any material breach of any duty owed by you to the Company hereunder; in either case where such breach has not been cured within ten days written notice by the terminating party to the other party of such breach or if such breach is not curable), then the Company shall pay you the greater of (i) the Annual Salary to which you would have been entitled if you had continued working for the Company until the end of the Term or (ii) the severance payments owed to you under the Company’s severance policy in effect at the time of termination. In the event of termination as contemplated by the parenthetical clauses above, then you shall be entitled an amount equal to all earned but unpaid portions of the Annual Salary through the date of such termination. (c) Upon the termination of this Agreement pursuant to this Section 5, the Company shall have no further obligations under this Agreement, except as otherwise provided by law or the applicable benefit plan; provided, however, that Sections 6 through 7 of this Agreement shall survive and remain in full force and effect.

      6. Covenant Not to Compete, Etc.

(a)     At all times during the Term and for a period of one year thereafter, you will not, and you will cause your Affiliates not to, directly or indirectly, engage or participate in, or render services to (whether as owner, operator, member, shareholder, trustee, manager, consultant, strategic partner, employee or otherwise) any business competitive with the business as conducted by the Company or any of its subsidiaries (collectively, “Company Entities”), included without limitation, the oil and gas exploration and development business within the counties of the states in which the Company is active , as of the date of this Agreement or at any time during the Term in the states where the Company currently has operations (a “Competing Business”). For the purposes of the foregoing, you will not be in breach of this Section 6(a) by reason of your ownership, together with that of your Affiliates, of two percent or less of a Competing Business’ voting capital stock if (i) such Competing Business is publicly traded and (ii) you and your Affiliates do not control the operation or management of such Competing Business.

(b)     At all times during the Term and for a period of one year thereafter, you will not, and you will cause your Affiliates not to, directly or indirectly, solicit for employment, recruit or hire, either as an employee or a consultant, any employee, consultant or independent contractor of the Company or any Affiliate who was an employee, consultant or independent contractor of the Company or any Affiliate as of the date of this Agreement or at any time during the Term.

(c)     At all times during the Term and thereafter, you shall, and you shall cause your Affiliates to, keep confidential and not disclose to any other person or use for the benefit of any other person any information, technology, know-how, trade secrets, product formulas, industrial designs, franchises, inventions or other industrial and intellectual property in your possession or control regarding the Company or any Affiliate or any of their respective (a)

businesses (unless and to the extent compelled to disclose by judicial or administrative process). Your obligations under this Section 6(c) shall not apply to information that (i) is obtained from public information, (ii) is received from a third party not, to your knowledge, subject to any obligation of confidentiality with respect to such information, or (iii) is or becomes known to the public, other than through a breach of this Agreement.

    (d)        You acknowledge and agree that the restrictions contained in Sections 6(a), (b) and (c) are a reasonable and necessary protection of the immediate interests of the Company, and any violation of these restrictions would cause substantial injury to the Company and that the Company would not have entered into this Agreement without receiving the protective covenants contained in Sections 6(a), (b) and (c). In the event of a breach or a threatened breach by your or any of your Affiliates of these restrictions, the Company will be entitled to an injunction restraining you or such Affiliate, as applicable, from such breach or threatened breach (without the necessity of proving the inadequacy as a remedy of money damages or the posting of a bond); provided, however, that the right to injunctive relief will not be construed as prohibiting the Company from pursuing any other available remedies, whether at law or in equity, for such breach or threatened breach.

7. Miscellaneous.

        7.1 Certain Interpretative Matters. The captions of Articles and Sections of this Agreement are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement. As used herein, (a) words in the singular shall be held to include the plural and vice versa and words of one gender (or neuter) shall be held to include the other gender (or neuter) as the context requires, (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, (c) Section and paragraph references are to the Sections paragraphs to this Agreement unless otherwise specified, and (d) unless the context otherwise requires, the word “or” is not exclusive. Whenever the words “included”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

        7.2 Notices. All notices or other communications required or permitted hereunder shall be given in writing and given by certified or registered mail, return receipt requested, nationally recognized overnight delivery service, such as Federal Express or facsimile (or like transmission) (in the case of any facsimile or like transmission, a copy thereof shall be sent by a recognized overnight delivery service no later than the business day after the transmission thereof) with confirmation of transmission by the transmitting equipment or personal delivery against receipt to the party to whom it is given, in each case, at such party’s address or facsimile number set forth below or such other address or facsimile number address as such party may hereafter specify by notice to the other parties hereto given in accordance herewith. Any such notice or other communication shall be deemed to have been given as of the date so personally delivered or transmitted by facsimile (or, if delivered or transmitted after normal business hours, on the next business day), on the next business day when sent by overnight delivery services or five days after the date so mailed if by certified or registered mail:

        If to you, to your address on the signature page to this Agreement.

      If to the Company:

Tengasco, Inc. 10215 Technology Drive, Suite 301 Knoxville, TN 37932 Fax No.: (865) 6751621 Attention: General Counsel

        7.3 Assignment.. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns; provided, however, neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by you without the prior written consent of the Company. Any purported assignment or delegation in violation of this Agreement shall be null and void ab lmtio.

        7.4 Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties and their respective Affiliates with respect to the transactions contemplated hereby and merges in, supersedes and cancels all prior written or oral commitments, arrangements or understandings with respect thereto. There are no restrictions, agreements, promises, warranties, covenants or undertakings with respect to the transactions contemplated hereby other than those expressly set forth in this Agreement.

        7.5 Modifications, Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by each party hereto. Any party hereto may, only by an instrument in writing, waive compliance by any other party or parties hereto with any term or provision hereof on the part of such other party or parties hereto to be performed or complied with. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor will any single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The waiver by any party hereto of a breach of any term or provision hereof shall not be construed as a waiver of any subsequent breach. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

        7.6 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original, and will become effective when one or more counterparts have been signed by a party and delivered to the other parties. Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 7.6, provided that receipt of copies of such counterparts is confirmed.

        7.7 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TENNESSEE THAT APPLY TO CONTRACTS MADE AND PERFORMED ENTIRELY IN SUCH STATE.

        7.8 Severability. To the fullest extent that they may effectively do so under applicable law, the parties hereto hereby waive any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect. Such parties further agree that any provision of this Agreement which, notwithstanding the preceding sentence, is rendered or held invalid, illegal or unenforceable in any respect in any jurisdiction shall be ineffective, but such ineffectiveness shall be limited as follows: (a) if such provision is rendered or held invalid, illegal or unenforceable in such jurisdiction only as to a particular Person or Persons or under any particular circumstance or circumstances, such provision shall be ineffective, but only in such jurisdiction and only with respect to such particular Person or Persons or under such particular circumstance or circumstances, as the case may be; (b) without limitation of clause (a), such provision shall in any event be ineffective only as to such jurisdiction and only to the extent of such invalidity, illegality or unenforceability, and such invalidity, illegality or unenforceability in such jurisdiction shall not render invalid, illegal or unenforceable such provision in any other jurisdiction; and (c) without limitation of clause (a) or (b), such ineffectiveness shall not render invalid, illegal or unenforceable this Agreement or any of the remaining provisions hereof

        7.9 Submission to Jurisdiction; Waivers. Each party to this Agreement hereby irrevocably and unconditionally: (a) (i) agrees that any suit, action or proceeding instituted against it by any other party with respect to this Agreement may be instituted, and that any suit, action or proceeding by it against any other party with respect to this Agreement shall be instituted, only in the courts of the Commonwealth of Massachusetts, or federal courts sitting in Boston, Massachusetts (and appellate courts from any of the foregoing) as the party instituting such suit, action or proceeding may in his or its sole discretion elect, (ii) consents and submits, for himself or itself and his or its property, to the jurisdiction of such courts for the purpose of any such suit, action or proceeding instituted against him or it by the other and (iii) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law; (b) agrees that service of all writs, process and summonses in any suit, action or proceeding pursuant to Section 7.9(a) may be effected by the mailing of copies thereof by registered or certified mail, postage prepaid, to you or the Company, as the case may be, at the addresses for notices pursuant to Section 7.2 hereof (with copies to such other Persons as specified therein); provided, however, that nothing contained in this Section 7.9 shall affect the right of you or the Company to serve process in any other manner permitted by law; (c) (i) waives any objection which he, she or it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any court specified in Section 7.9(a), (ii) waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum and (iii) agrees not to plead or claim either of the foregoing; (d) WAIVES ANY RIGHT HE OR IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY; and

(e)     to the extent he, she or it has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to himself or itself, or his or its property, hereby irrevocably waives such immunity in respect of his or its obligations with respect to this Agreement.

(a)

7.10 No Presumption. Each of the parties acknowledges that he, she or it has been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, with regard to each and every term and condition of this Agreement, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement,
We are very pleased and excited that you will be on our team. After reviewing the foregoing, please confirm your acceptance of our offer by signing and returning this letter to us.

Tengasco,Inc.
By: s/Jeffrey R.Bailey
Title: Chief Executive Officer

Agreed:
s/ Charles Patrick McInturff
Address: Charles Patrick McInturff
7702 Meadowglen Lane Houston , TX 77063